                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 4)

                            FIELDWORKS, INCORPORATED
                            ------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   31659 P 10 3
                                ------------------
                                 (CUSIP Number)


                               Michael E. Johnson
                               Robert D.D. Forbes
                         Glenmount International, L.P.
                       19200 Von Karman Avenue, Suite 400
                         Irvine, California  92612-8512
                                 (949) 475-0055
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)


                                OCTOBER 3, 2000
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].


Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-------------------------------                  -------------------------------
CUSIP No. 31659 P 10 3                                  Page  2  of  11 Pages
-------------------------------                  -------------------------------

-------------------------------------------------------------------------------
            1   Name of Reporting Person
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Industrial-Works Holding Co., LLC.
-------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [_]

                (b) [X]
-------------------------------------------------------------------------------
            3   SEC USE ONLY


-------------------------------------------------------------------------------
            4   SOURCE OF FUNDS

                AF
-------------------------------------------------------------------------------
            5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]


--------------------------------------------------------------------------------
            6   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------

      NUMBER OF         7     SOLE VOTING POWER
       SHARES
    BENEFICIALLY              3,443,649    Shares
      OWNED BY          --------------------------------------------------------
       EACH             8     SHARED VOTING POWER
     REPORTING
    PERSON WITH               NONE
                        --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                              3,443,649      Shares
                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

                              NONE
--------------------------------------------------------------------------------
           11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,443,649      Shares
--------------------------------------------------------------------------------
           12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
                CERTAIN SHARES                                         [X]

--------------------------------------------------------------------------------
           13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                Approximately 27.9%.  (Based on 8,894,426 Shares reported as outstanding as of August 9, 2000)
--------------------------------------------------------------------------------
           14   TYPE OF REPORTING PERSON

                OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------------                  -------------------------------
CUSIP No. 31659 P 10 3                                  Page  3  of  11 Pages
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
            1   Name of Reporting Person
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Glenmount International, L.P.
--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [_]

                (b) [X]
--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   SOURCE OF FUNDS

                OO
--------------------------------------------------------------------------------
            5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                               [_]

--------------------------------------------------------------------------------
            6   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
                     7   SOLE VOTING POWER
  NUMBER OF
   SHARES                3,443,649      Shares
BENEFICIALLY         -----------------------------------------------------------
  OWNED BY           8   SHARED VOTING POWER
    EACH
 REPORTING               NONE   Shares
PERSON WITH          -----------------------------------------------------------
                     9   SOLE DISPOSITIVE POWER

                         3,443,649     Shares
                     -----------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER

                         NONE    Shares
--------------------------------------------------------------------------------
           11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,443,649    Shares
--------------------------------------------------------------------------------
           12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
                CERTAIN SHARES                                        [X]

--------------------------------------------------------------------------------
           13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                Approximately 27.9%  (Based on 8,894,426 Shares reported as outstanding as of August  9, 2000)
--------------------------------------------------------------------------------
           14   TYPE OF REPORTING PERSON

                PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------------                  -------------------------------
CUSIP No. 31659 P 10 3                                  Page  4  of  11 Pages
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
            1   Name of Reporting Person
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Glenmount, LLC
--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [_]

                (b) [X]
--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   SOURCE OF FUNDS

                OO
--------------------------------------------------------------------------------
            5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]


--------------------------------------------------------------------------------
            6   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
  NUMBER OF         7    SOLE VOTING POWER
   SHARES
BENEFICIALLY             NONE   Shares
  OWNED BY          -----------------------------------------------------------
    EACH            8    SHARED VOTING POWER
 REPORTING
PERSON WITH              3,443,649    Shares
                    ------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                         NONE   Shares
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                         NONE   Shares
--------------------------------------------------------------------------------
           11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,443,649    Shares
--------------------------------------------------------------------------------
           12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
                CERTAIN SHARES                                            [X]

--------------------------------------------------------------------------------
           13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                Approximately 27.9%  (Based on 8,894,426 Shares reported as outstanding as of August  9, 2000)
--------------------------------------------------------------------------------
           14   TYPE OF REPORTING PERSON

                OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------------                  -------------------------------
CUSIP No. 31659 P 10 3                                  Page  5  of  11 Pages
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
            1   Name of Reporting Person
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Glenmount Investment, LLC
--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [_]

                (b) [X]
--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   SOURCE OF FUNDS

                OO
--------------------------------------------------------------------------------
            5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]


--------------------------------------------------------------------------------
            6   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
  NUMBER OF            7   SOLE VOTING POWER
   SHARES
BENEFICIALLY               NONE    Shares
  OWNED BY             ---------------------------------------------------------
    EACH               8   SHARED VOTING POWER
 REPORTING
PERSON WITH                3,443,649    Shares
                       ---------------------------------------------------------
                       9   SOLE DISPOSITIVE POWER

                           3,443,649    Shares
                       ---------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER

                           NONE    Shares
--------------------------------------------------------------------------------
           11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,443,649    Shares
--------------------------------------------------------------------------------
           12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
                CERTAIN SHARES                                          [X]

--------------------------------------------------------------------------------
           13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                Approximately 27.9%  (Based on 8,894,426 Shares reported as outstanding as of August  9, 2000)
--------------------------------------------------------------------------------
           14   TYPE OF REPORTING PERSON

                OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------------                  -------------------------------
CUSIP No. 31659 P 10 3                                  Page  6  of  11 Pages
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
            1   Name of Reporting Person
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Michael E. Johnson
--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [_]

                (b) [X]
--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   SOURCE OF FUNDS

                OO
--------------------------------------------------------------------------------
            5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]


--------------------------------------------------------------------------------
            6   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
--------------------------------------------------------------------------------
  NUMBER OF           7  SOLE VOTING POWER
   SHARES
BENEFICIALLY             NONE    Shares
  OWNED BY            ----------------------------------------------------------
    EACH              8  SHARED VOTING POWER
 REPORTING
PERSON WITH              3,443,649   Shares
                      ----------------------------------------------------------
                      9  SOLE DISPOSITIVE POWER

                         3,443,649    Shares
                      ----------------------------------------------------------
                      10 SHARED DISPOSITIVE POWER

                         NONE    Shares
--------------------------------------------------------------------------------
           11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,443,649    Shares
--------------------------------------------------------------------------------
           12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
                CERTAIN SHARES                                        [X]

--------------------------------------------------------------------------------
           13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                Approximately 27.9%  (Based on 8,894,426 Shares reported as outstanding as of August 9, 2000)
--------------------------------------------------------------------------------
           14   TYPE OF REPORTING PERSON

                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------------                  -------------------------------
CUSIP No. 31659 P 10 3                                  Page  7  of  11 Pages
-------------------------------                  -------------------------------

--------------------------------------------------------------------------------
            1   Name of Reporting Person
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Robert D.D. Forbes
--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [_]

                (b) [X]
--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   SOURCE OF FUNDS

                OO
--------------------------------------------------------------------------------
            5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]


--------------------------------------------------------------------------------
            6   CITIZENSHIP OR PLACE OF ORGANIZATION

                Canada
--------------------------------------------------------------------------------
  NUMBER OF          7  SOLE VOTING POWER
   SHARES
BENEFICIALLY            NONE    Shares
  OWNED BY           -----------------------------------------------------------
    EACH             8  SHARED VOTING POWER
 REPORTING
PERSON WITH             3,443,649    Shares
                     -----------------------------------------------------------
                     9  SOLE DISPOSITIVE POWER

                        3,443,649        Shares
                     -----------------------------------------------------------
                     10 SHARED DISPOSITIVE POWER

                        NONE    Shares
--------------------------------------------------------------------------------
           11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,443,649     Shares
--------------------------------------------------------------------------------
           12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
                CERTAIN SHARES                                           [X]

--------------------------------------------------------------------------------
           13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

                Approximately 27.9%  (Based on 8,894,426 Shares reported as outstanding as of August 9, 2000)
--------------------------------------------------------------------------------
           14   TYPE OF REPORTING PERSON

                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

       This Amendment No. 4 (the "Fourth Amendment") amends and supplements (i) the statement on Schedule 13D (the "Statement") filed with the Securities Exchange Commission (the "Commission") on December 4, 1999, by Industrial-Works Holding Corp., a Delaware corporation ("IWH"), Glenmount International, L.P., a Delaware limited partnership and sole shareholder of IWH ("GILP"), Glenmount, LLC, a Delaware limited liability company and manager of GILP ("GLLC"), Glenmount Investment, LLC, a Delaware limited liability company and the general partner of GILP ("GILC"), and the managers of GLLC to report their interest in shares of Series B Preferred Stock (the "Series B Preferred Stock"), convertible into shares of Common Stock (the "Shares") of Fieldworks, Incorporated, a Minnesota corporation (the "Issuer"), (ii) Amendment No. 1 to the Statement, filed with the Commission on March 3, 2000, by Industrial-Works Holding Co., LLC, a Delaware limited liability company and successor of IWH ("IWHC"), GILP, the sole member of IWHC, GLLC, GILC, and the managers of GLLC(collectively, IWHC, GILP, GLLC, GILC, and the managers of GLLC are the "Filing Persons")(the "First Amendment"); (iii) Amendment No. 2 to the Statement, filed with the Commission on April 6, 2000, by the Filing Persons (the "Second Amendment"); and
(iv) Amendment No. 3 to the Statement, filed with the Commission on August 24, 2000. The Fourth Amendment is filed by the Filing Persons. Capitalized terms not otherwise defined shall have the same meanings as set forth in the Statement, as amended by the First, Second, and Third Amendments.


ITEM 4.   PURPOSE OF TRANSACTION.

       The response set forth in Item 4 of the Statement is hereby amended by inserting the following paragraph immediately before the last paragraph in such
Item:

        After considering all applicable market factors and evaluating its current investment strategies, IWHC undertook a partial exercise of its rights under the Kontron Option on October 3, 2000, by delivering to Kontron a Notice of Exercise to purchase 42,000 Kontron Shares, in addition to the other documents required to complete the partial exercise of the Kontron Option. Pursuant to the terms of the Kontron Option and the Notice of Exercise, IWHC will acquire 42,000 Kontron Shares in exchange for (i) 500,000 shares of Series C Preferred Stock, and (ii) 1,211,096.77 shares of Series B Preferred Stock, both of which together are convertible into 2,303,226 Shares. IWHC has not yet
received the certificates evidencing the 42,000 Kontron Shares.   IWHC may
exercise its rights under the Kontron Option to acquire the remaining 20,000 Kontron Shares until February 15, 2001, at which time the Kontron Option will expire.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

       The response set forth in Item 5 of the Statement is hereby amended by deleting the last sentence in the third paragraph of such Item, and adding the following in its place:

       The transfer to Kontron by IWHC of the shares of the Series C Preferred Stock and the Series B Preferred Stock in connection with the partial exercise of the Kontron Option will decrease by 2,303,226 the number of Shares owned or
controlled by IWHC.   Therefore, following the completion of the partial
exercise of the Kontron Option, and the transfer to Kontron of the Series B Preferred Stock and Series C Preferred Stock, the total number of Shares that IWHC may acquire through the exercise of its conversion rights and the First and Second Warrants will be 3,443,649, which represents approximately 27.9% of the outstanding stock of the Issuer.

       The response set forth in Item 5 of the Statement is further amended by adding the following as the last paragraph of such Item:

       In the past sixty days, the Filing Persons have disposed of (i) 500,000 shares of Series C Preferred Stock, convertible into 1,041,667 Shares, which represents all of the Series C Preferred Stock owned by the Filing Persons, and
(ii) 1,211,096.77 shares of Series B Preferred Stock, convertible into 1,261,559 Shares.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

       The response set forth in Item 7 of the Statement is amended and restated as follows:

       7.a Agreement to File a Joint Statement on Schedule 13-D (to which IWH succeeded by merger).*

       7.b Securities Purchase Agreement, dated as of November 20, 1999, by and among Fieldworks, Incorporated, and Industrial-Works Holding Corp.*

       7.c Voting Agreement by and among Fieldworks, Incorporated, certain shareholders of Fieldworks, Incorporated, and Industrial-Works Holding Corp. (Exhibit D to Securities Purchase Agreement)*

       7.d Commitment Letter by and between Fieldworks, Incorporated and Industrial-Works Holding Co., LLC, dated February 18, 2000.*

       7.e Preferred Stock Purchase Agreement, dated as of March 31, 2000, by and between Fieldworks, Incorporated, and Industrial-Works Holding Co., LLC.*

       7.f Commitment Letter by and between Fieldworks, Incorporated and Industrial-Works Holding Co., LLC, dated March 31, 2000.*

       7.g Option of Industrial-Works Holding Co., LLC to acquire shares of Kontron Embedded Computers AG, dated June 29, 2000, and August 16, 2000 amendment thereto.*


       NOTE: Items marked with a "*" have previously been filed with the Securities Exchange Commission, and are hereby incorporated by reference.

                                   SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 10, 2000

                            INDUSTRIAL-WORKS HOLDING CO., LLC


                            By:  GLENMOUNT INTERNATIONAL, L.P., Member

                              By:  GLENMOUNT INVESTMENT, LLC, General Partner


                                    By: /s/ Michael E. Johnson
                                       ------------------------------
                                         Michael E. Johnson
                                         Managing Director



                                    By: /s/ Robert D.D. Forbes
                                       -------------------------------
                                         Robert D.D. Forbes
                                         Managing Director



                         GLENMOUNT INTERNATIONAL, L.P.

                            By:     GLENMOUNT INVESTMENT, LLC, General Partner



                              By: /s/ Michael E. Johnson
                                 -------------------------------
                                    Michael E. Johnson
                                    Managing Director


                              By: /s/ Robert D.D. Forbes
                                 -------------------------------
                                    Robert D.D. Forbes
                                    Managing Director


                         GLENMOUNT INVESTMENT, LLC


                              By: /s/ Michael E. Johnson
                                 ------------------------------
                                    Michael E. Johnson
                                    Managing Director


                              By: /s/ Robert D.D. Forbes
                                 ------------------------------
                                    Robert D.D. Forbes
                                    Managing Director

                         GLENMOUNT, LLC


                              By: /s/ Michael E. Johnson
                                 ------------------------------
                                    Michael E. Johnson
                                    Managing Director


                              By: /s/ Robert D.D. Forbes
                                 ------------------------------
                                    Robert D.D. Forbes
                                    Managing Director


                          /s/ Michael E. Johnson
                         -------------------------------------------
                         MICHAEL E. JOHNSON, an individual



                          /s/ Robert D.D. Forbes
                         -------------------------------------------
                         ROBERT D.D. FORBES, an individual